EXHIBIT 99.2

Allied Building Products Corp. and related companies

Condensed Combined Financial Statements

For the 6 month periods ended July 1, 2017 and July 2, 2016

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder of Allied Building Products Corp. and related companies

We have reviewed the condensed combined balance sheets of Allied Building Products Corp. and related companies (the “Company”) as of July 1, 2017 and July 2, 2016, and the related condensed combined statements of operations, shareholder’s equity, and cash flows for the six-month periods ended July 1, 2017 and July 2, 2016. These condensed combined financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed combined financial statements referred to above for them to be in conformity with US generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America, the combined balance sheets of Allied Building Products Corp. and related companies as of December 31, 2016, and the related statements of operations, shareholder’s equity and cash flows for the fiscal year then ended (not presented herein) and we expressed an unqualified audit opinion on those combined financial statements in our report dated August 14, 2017. In our opinion, the accompanying condensed combined balance sheet of Allied Building Products Corp. and related companies as of December 31, 2016, is fairly stated, in all material respects, in relation to the combined balance sheet from which it has been derived.

/s/ Ernst & Young LLP

Atlanta, GA, USA

August 14, 2017

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

CONDENSED COMBINED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	July 1, 2017	December 31, 2016	July 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$6,145	$6,494	$8,140
Accounts receivable, net of allowances of $16,115, $14,741 and $17,400 as of July 1, 2017, December 31, 2016 and July 2, 2016 respectively	393,652	311,017	370,676
Inventories, net	366,281	268,374	319,099
Prepaid expenses and other assets	58,093	73,616	62,641
Amounts due from related parties	—	4,387	—

Total current assets	824,171	663,888	760,556
Property and equipment, net	116,360	110,799	112,595
Goodwill	433,094	433,094	433,094
Intangibles, net	12,282	16,142	20,853
Other assets	2,269	2,048	2,070

Total assets	$1,388,176	$1,225,971	$1,329,168

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable, including bank overdraft of $15,149, $4,767 and $7,480 as of July 1, 2017, December 31, 2016 and July 2, 2016 respectively	$376,033	$281,472	$329,266
Accrued expenses and other liabilities	87,777	87,105	82,599
Indebtedness to related parties	16,889	—	153,684
Deferred acquisition consideration	1,881	1,570	1,523

Total current liabilities	482,580	370,147	567,072
Deferred acquisition consideration	772	2,602	2,654
Deferred income tax liability, net	13,847	13,426	12,648
Indebtedness to related parties	82,475	82,475	82,475

Total liabilities	579,674	468,650	664,849
Commitments and contingencies (Note 11)
Shareholder’s equity:
Common shares:
Class A Voting – no par value; 1,400 shares authorized, 497 issued and outstanding	—	—	—
Class B Non-Voting – no par value; 12,600 shares authorized, 4,095 issued and outstanding	—	—	—
Preferred shares – $714.286 par value, 6,300 shares authorized, 3,465 issued and outstanding	2,475	2,475	2,475
Additional paid-in capital	449,607	428,497	391,597
Retained earnings	356,420	326,349	270,247

Total shareholder’s equity	808,502	757,321	664,319

Total liabilities and shareholder’s equity	$1,388,176	$1,225,971	$1,329,168

The accompanying notes are an integral part of the Condensed Combined Financial Statements.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Six Months Ended
	July 1, 2017	July 2, 2016
Net sales	$1,245,611	$1,226,720
Cost of sales (exclusive of amortization and depreciation shown separately below)	927,964	917,356

Gross profit	317,647	309,364

Operating expenses:
Payroll costs	157,657	158,807
Occupancy costs	27,574	26,334
Repairs and maintenance	13,099	11,922
Depreciation	12,142	11,677
Sub-contractor and rental costs	6,787	6,043
Bank charges	7,897	7,843
Energy costs	8,287	7,616
Amortization	3,861	5,726
Other costs	30,263	30,224

Total operating expenses	267,567	266,192

Gain on sale of equipment	1,711	1,834

Operating income	51,791	45,006

Interest expense	(1,776)	(4,803)

Income before income taxes	50,015	40,203
Income tax expense	(19,944)	(15,829)

Net income	$30,071	$24,374

The accompanying notes are an integral part of the Condensed Combined Financial Statements.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

CONDENSED COMBINED STATEMENTS OF SHAREHOLDER’S EQUITY

(Amounts in thousands)

	Common shares	Preferred shares	Additional paid-in capital	Retained earnings	Total shareholder’s equity
Balance at January 3, 2016	$—	$2,475	$374,621	$245,873	$622,969
Stock-based compensation	—	—	1,480	—	1,480
Contribution from parent	—	—	15,496	—	15,496
Net Income	—	—	—	24,374	24,374

Balance at July 2, 2016	$—	$2,475	$391,597	$270,247	$664,319

Balance at January 1, 2017	$—	$2,475	$428,497	$326,349	$757,321
Stock-based compensation	—	—	1,587	—	1,587
Contribution from parent	—	—	19,523	—	19,523
Net Income	—	—	—	30,071	30,071

Balance at July 1, 2017	$—	$2,475	$449,607	$356,420	$808,502

The accompanying notes are an integral part of the Condensed Combined Financial Statements.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Six Months Ended
	July 1, 2017	July 2, 2016
Operating activities:
Net income	$30,071	$24,374

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	16,003	17,403
Non-cash stock-based compensation	1,587	1,480
Non-cash compensation	500	500
Deferred income taxes	421	333
Gain on sale of equipment	(1,711)	(1,834)

Changes in operating assets and liabilities:
Accounts receivable and other assets	(67,332)	(60,897)
Inventories	(97,907)	(76,677)
Accounts payable, bank overdrafts and other liabilities	95,323	40,076

Net cash used in operating activities	(23,045)	(55,242)

Investing activities:
Capital expenditure	(17,637)	(14,779)
Proceeds from sale of equipment	1,644	1,953

Net cash used in investing activities	(15,993)	(12,826)

Financing activities:
Deferred acquisition consideration	(1,610)	(1,360)
Contributions from parent	19,523	15,496
Changes in due to related party, net	20,776	59,064

Net cash provided in financing activities	38,689	73,200

Net (decrease)/increase in cash and cash equivalents	(349)	5,132
Cash and cash equivalents, beginning of period	6,494	3,008

Cash and cash equivalents, end of period	$6,145	$8,140

The accompanying notes are an integral part of the Condensed Combined Financial Statements.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

JULY 1, 2017

1	Description of Business

Allied Building Products Corp. and related companies (the “Company”) are wholly owned subsidiaries of Oldcastle Distribution, Inc., which is ultimately a wholly owned subsidiary of Oldcastle, Inc. (“Oldcastle” or “Parent”), a holding company whose ultimate parent is CRH plc, a Republic of Ireland corporation.

The Company’s business primarily consists of wholesale distribution of roofing, siding, insulation (exterior products), and gypsum wallboard, acoustical tile/grid and steel studs (interior products). The Company operates over 200 branches across 31 US states and has over 3,500 employees. The Company was incorporated in New Jersey in 1964.

The Company is engaged in one primary business activity, distribution of building products. The Company’s operating structure is organized to support a single business. The Company’s Chief Operating Decision Maker views the Company as a single business. As such the Company operates as a single reportable segment in accordance with ASC Topic 280, Disclosures about Segments of an Enterprise and Related Information.

2	Summary of Significant Accounting Policies

Basis of Presentation

We prepared the accompanying interim Condensed Combined Financial Statements in accordance with United States generally accepted accounting principles (“GAAP”) and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. All significant intercompany balances and transactions have been eliminated. In our opinion, all normal and recurring adjustments that we consider necessary for a fair financial statement presentation have been made. The Condensed Combined Balance Sheet data at December 31, 2016 was derived from audited financial statements, but does not include all disclosures required by GAAP.

Operating results for the six months ended July 1, 2017 and July 2, 2016, are not necessarily indicative of the results that may be expected for our full year. Allied Building Products Corp. and related companies business is cyclical in nature and sensitive to changes in general economic conditions, specifically to housing and construction-based markets. Although our various product lines are sold on a year-round basis, the demand for specific products or styles reflects some seasonality.

The Combined Financial Statements include Allied Building Products Corp. and the following related entities: Kapalama Kilgos Acquisition Corp., A.L. Kilgo Company, Inc., Tri-Built Materials Group, LLC, RME Acquisition, LLC and Pacsource, LLC. These entities are under the common control of Oldcastle Distribution, Inc. The “Company,” “we,” “us” or “our” refer to Allied Building Products Corp. and related companies. These Condensed Combined Financial Statements reflect all of the costs of doing business related to the operations of the Company, including expenses incurred by other entities on its behalf. Oldcastle, Inc. and CRH plc supplement certain corporate functions within the Company and costs associated with these functions were allocated to the Company. These functions included regulatory and compliance, finance, treasury, internal audit and tax. The costs of such services were allocated to the Company based on the most relevant allocation method to the service provided.

Stock-based compensation was allocated by CRH plc on the basis of the specific employees associated with the Company.

Management believes such allocations were reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Company been operating as an independent company for all of the periods presented. Management has determined that it is not practicable to estimate what our expenses would have been on a stand-alone basis. The charges for these functions are included in operating expenses in the Condensed Combined Statements of Operations.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS – continued

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2	Summary of Significant Accounting Policies – continued

Other Comprehensive Income

The Company does not have components of Other Comprehensive Income; therefore, Net Income is equal to Comprehensive Income.

Use of Estimates

The preparation of Condensed Combined Financial Statements in conformity with GAAP requires management to use its judgment to make estimates and assumptions that affect the amounts reported in these Condensed Combined Financial Statements and accompanying notes. Significant items subject to such estimates include accounts receivable allowances, inventory reserves, recoverability of goodwill and intangibles and income taxes. Actual amounts could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. For each of the periods presented, the Company did not have any cash equivalents. The Company deposits its cash in high quality financial institutions.

Accounts Receivable

Accounts receivable are derived from unpaid invoices. Each month the Company reviews its receivables and evaluates whether an allowance for doubtful accounts is necessary based on any known or perceived collection issues. The allowance for doubtful accounts represents the Company’s estimate of credit exposure. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s accounts receivable are primarily from customers in the building industry located in the United States, and no single customer represented at least 10% of the Company’s revenue during each of the periods presented, or accounts receivable at the end of each of the periods presented. There are no material dependencies on or concentrations of individual customers which would warrant disclosure under ASC 825-10-50-22. The Company has a large number of customers spread across various activities in the United States. In addition there are no material dependencies on or concentrations of individual sales products, or on available sources of supply of materials and labor needed to deliver revenue.

Financial Instruments

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and accounts receivable. The Company maintains the majority of its cash with one financial institution, which management believes to be financially sound and with minimal credit risk. Due to the short maturities of cash, accounts receivable, and accounts payable, carrying amounts approximate their respective fair values. The deferred acquisition consideration is set to mature in 2021 and as such we concluded that the carrying value of it approximated fair value. Accordingly, such financial instruments were valued based upon Level 1 measures within the valuation hierarchy. The Company’s deposits periodically exceed amounts guaranteed by the Federal Deposit Insurance Corporation.

Inventories

Inventories, consisting substantially of finished goods, are valued at the lower of cost or net realizable value. Cost is determined using the weighted average method. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

The Company’s arrangements with vendors typically provide for rebates of a specified amount of consideration payable when a number of measures have been achieved, generally related to a specified cumulative level of purchases. The Company accounts for such rebates as a reduction of the costs of the vendor’s inventory until the product is sold, at which time such rebates reduce cost of sales in the Condensed Combined Statements of Operations. Throughout the year, the Company estimates the amount of rebates based upon the expected level of purchases. The Company continually revises these estimates to reflect actual rebates earned based on actual purchase levels. Amounts due from vendors under these arrangements are included in other assets in the Condensed Combined Balance Sheets.

Inventories reserves, which include a reduction in respect of vendor rebates, were $74.8 million, $56.8 million and $66.8 million as of July 1, 2017, December 31, 2016 and July 2, 2016 respectively.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS – continued

JULY 1, 2017

2	Summary of Significant Accounting Policies – continued

Cost of Sales

Cost of sales consist of all costs of merchandise (net of purchase discounts and vendor allowances), freight costs and changes in reserve levels for inventory. These costs are determined to be directly or indirectly incurred in bringing an article to its existing condition and location. Our cost of sales and gross margin may not be comparable to those of other entities. Some entities, like us, exclude costs related to depreciation and amortization expenses from cost of sales, whereas other entities include these costs in their cost of sales.

Property and Equipment

Property and equipment acquired in connection with acquisitions are recorded at fair value as of the date of the acquisition and depreciated utilizing the straight-line method over the estimated remaining lives. All other additions are recorded at cost, and depreciation is computed using the straight-line method. The Company reviews the estimated useful lives of its fixed assets on an ongoing basis and the following table summarizes the estimates currently used:

Asset Class	Estimated useful life
Buildings and improvements	40 years
Equipment	3 to 7 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the estimated useful life or the term of the lease, considering renewal options expected to be exercised.

The Company assesses the recoverability of the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If the undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the assets.

Business Combinations

The Company records acquisitions resulting in the consolidation of a business using the acquisition method of accounting. Under this method, the acquiring Company records the assets acquired, including intangible assets that can be identified and named, and liabilities assumed based on their estimated fair values at the date of acquisition. The purchase price in excess of the fair value of the assets acquired and liabilities assumed is recorded as goodwill. Various assumptions are used in the determination of these estimated fair values including items such as sales growth rates, cost synergies, customer attrition rates, discount rates, and other prospective financial information. Estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed. Transaction costs associated with acquisitions are expensed as incurred.

Intangible Assets

An intangible asset is capitalized separately from goodwill as part of a business combination at cost (fair value at date of acquisition). Subsequent to initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The carrying values of definite-lived intangible assets are reviewed for indicators of impairment at each reporting date and are subject to impairment testing when events or changes in circumstances indicate that the carrying values may not be recoverable. Recoverability is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

Intangible assets are amortized on a straight-line basis. In general, definite-lived intangible assets are amortized over periods ranging from one to ten years, depending on the nature of the intangible asset. Amortization periods, useful lives, expected patterns of consumption and residual values are reviewed at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method as appropriate on a prospective basis.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS – continued

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2	Summary of Significant Accounting Policies – continued

Goodwill

Goodwill arising on a business combination is initially measured at cost, being the excess of the cost of an acquisition over the net identifiable assets and liabilities assumed at the date of acquisition and relates to the future economic benefits arising from assets which are not capable of being individually identified and separately recognized. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Goodwill is subject to impairment testing on an annual basis and at any time during the year if an indicator of impairment is considered to exist. Such circumstances could include, but are not limited to, a significant adverse change in business climate, increased competition or other economic conditions. To test for the recoverability of goodwill, the Company first performs a qualitative assessment based on economic, industry and company-specific factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the goodwill or indefinite-lived intangible asset is impaired. Based on the results of the qualitative assessment, two additional steps in the impairment assessment may be required. The first step would require a comparison of each reporting unit’s fair value to the respective carrying value. If the carrying value exceeds the fair value, a second step is performed to measure the amount of impairment loss on a relative fair value basis, if any. When required the Company estimates the fair value of the reporting unit using a discounted cash flow methodology. This methodology represents a Level 3 fair value measurement as defined under ASC 820, Fair Value Measurements and Disclosures, since the inputs are not readily observable in the marketplace. The goodwill impairment testing process involves the use of significant assumptions, estimates and judgments with respect to a variety of factors, including sales, gross margins, selling, general and administrative expenses, capital expenditures, cash flows and the selection of an appropriate discount rate, all of which are subject to inherent uncertainties and subjectivity. When we perform goodwill impairment testing, our assumptions are based on annual business plans and other forecasted results. We select a discount rate, which is used to reflect market-based estimates of the risks associated with the projected cash flows, based on the best information available as of the date of the impairment assessment. Based on the annual impairment analysis, there is no impairment on the goodwill.

Fair Value Measurement

The Company applies fair value accounting for all financial assets and liabilities that are reported at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting guidance establishes a defined three-tier hierarchy to classify and disclose the fair value of assets and liabilities on both the date of their initial measurement as well as all subsequent periods. The hierarchy prioritizes the inputs used to measure fair value by the lowest level of input that is available and significant to the fair value measurement. The three levels are described as follows:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Valuation techniques for which the lowest level of inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly; and

Level 3	Valuation techniques for which the lowest level of inputs that have a significant effect on the recorded fair value are not based on observable market data.

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level of classification as of each reporting period. The Company has no financial assets or liabilities that are reported at fair value on a recurring basis as of July 1, 2017, December 31, 2016 and July 2, 2016 respectively.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS – continued

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2	Summary of Significant Accounting Policies – continued

Net sales

The Company recognizes revenue (net sales on the Condensed Combined Statements of Operations) when the following four basic criteria are met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the price to the buyer is fixed and determinable; and

•	collectability is reasonably assured.

Based on these criteria, the Company generally recognizes revenue at the point of sale or upon delivery to the customer site. For goods shipped by third party carriers, the Company recognizes revenue upon shipment since the terms are generally FOB shipping point. The Company also arranges for certain products to be shipped directly from the manufacturer to the customer. The Company recognizes the gross revenue for these sales upon shipment as the terms are FOB shipping point. The Company negotiates credit terms on a customer-by-customer basis and products are shipped at an agreed-upon price. In accordance with the ASC 605-45-45, the Company includes shipping and handling revenues in net revenue and shipping and handling costs in cost of goods sold.

Net sales are reported net of product returns, discounts and estimated returns and allowances. The Company estimate returns and allowances on an ongoing basis by considering historical and current trends.

Leases

The Company leases the majority of its facilities and enters into various other operating lease agreements in conducting its business. At the inception of each lease, the Company evaluates the lease agreement to determine whether the lease is an operating or capital lease. Operating lease expenses are recognized in the Condensed Combined Statements of Operations on a straight-line basis over the term of the related lease. Some of the Company’s lease agreements contain renewal options, tenant improvement allowances, rent holidays or rent escalation clauses. When such items are included in a lease agreement, the Company records a deferred rent asset or liability on the Condensed Combined Balance Sheets equal to the difference between the rent expense and cash rent payments.

Advertising

All costs associated with advertising and promotion are expensed as incurred. The advertising and promotion costs were $1.0 million and $1.1 million for the six months ended July 1, 2017 and July 2, 2016 respectively.

Income Taxes

The Company accounts for income taxes using the liability method, which requires it to recognize a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences between the financial statement and tax reporting bases of assets and liabilities to the extent that they are realizable. Deferred tax expense (benefit) results from the net change in deferred tax assets and liabilities during the period. The Company is using the “separate return” methodology for the purpose of computing the tax provision in the Condensed Combined Financial Statements. Additionally, any current income taxes payable at the end of each fiscal period have been recognized as a capital contribution from the parent company in the Condensed Combined Financial Statements.

FASB ASC Topic 740, Income Taxes, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Based on this guidance, the Company analyzes its filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. Tax benefits from uncertain tax positions are recognized if it is more likely than not that the position is sustainable based solely on its technical merits. It is the Company’s policy to report interest and penalties accrued related to these positions as components of the income tax provision, when incurred. The Company is open to audit under the statute of limitations by the Internal Revenue Service for the tax years ended December 31, 2013 through 2016, as well as all other jurisdictions pursuant to their applicable statute of limitations for the tax years ended December 31, 2012 through December 31, 2016.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS – continued

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2	Summary of Significant Accounting Policies – continued

Income Taxes – continued

In calculating the provision for interim period income taxes, in accordance with FASB ASC Topic 740, we estimate the effective rate expected to be applicable for the full fiscal year and apply that estimated annual effective tax rate to year-to-date income before income taxes. Adjustments to tax expense are made for year-to-date discrete items.

Stock-Based Compensation

Certain of the Company’s employees participate in stock compensation plans of the ultimate parent company, CRH plc. The ultimate parent’s plans include the following plans:

•	2013 Restricted Share Plan

•	2014 Performance Share Plan

Stock-based compensation expense is measured based on the fair value of CRH plc’s stock on the grant date. These restricted stock units are serviced-based and vest over the service period

Stock-based compensation expense for performance share awards is measured based on the expected achievement of certain performance criteria.

The Company recognizes its proportionate share of its ultimate parent’s FASB ASC 718, Compensation – Stock Compensation, compensation expense, based on actual awards granted to the Company employees. Compensation expense is recorded in payroll costs in the Condensed Combined Statements of Operations over the vesting periods.

For the six month period ended July 1, 2017 and July 2, 2016, the Company recorded stock compensation expense with a corresponding adjustment to paid-in capital contributed by its parent of $1.6 million and $1.5 million respectively.

3	Recently issued Accounting Standards

Accounting standards not yet effective

The following accounting standards and guidance have been issued by the Financial Accounting Standards Board (“FASB”) but not yet adopted by the Company as of July 1, 2017. Unless otherwise indicated the adoption of these accounting standards are not expected to have a material impact on the Condensed Combined Financial Statements:

•	ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which significantly change the income statement impact of equity investments and the recognition of changes in the fair value of financial liabilities when the fair value option is elected. (Effective for fiscal year ending December 31, 2018).

•	ASU 2016-02, Leases, (“ASU 2016-02”). ASU 2016-02 requires lessees to recognize assets and liabilities for most leases. The Company is currently assessing the impact the adoption of this standard will have on its Combined Financial Statements. (Effective for fiscal year ending December 31, 2019).

•	ASU 2016-04, Recognition of Breakage for Certain Prepaid Stored-Value Products, which allows entities to recognize breakage on prepaid stored-value products consistent with how breakage is recognized under the new revenue standard. (Effective for fiscal year ending December 31, 2018).

•	ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life. (Effective for fiscal year ending December 31, 2020).

•	ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses eight classification issues related to the statement of cash flows. (Effective for fiscal year ending December 31, 2018).

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS – continued

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3	Recently issued Accounting Standards – continued

Accounting standards not yet effective – continued

•	ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which requires entities to recognize at the transaction date the income tax consequences of intercompany asset transfers other than inventory. (Effective for fiscal year ending December 31, 2018).

•	ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires companies to include cash and cash equivalents that have restrictions on withdrawal or use in total cash and cash equivalents on the statement of cash flows. (Effective for fiscal year ending December 31, 2018).

•	In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, (“ASU 2014-09”) as well as supplemental guidance included in ASU 2016-8, ASU-2016-10 and ASU 2016-12. This new guidance requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The Company is currently assessing the impact the adoption of this standard will have on its Combined Financial Statements. (Effective for fiscal year ending December 31, 2018).

•	ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. ASU 2017-07 changes how employers that sponsor defined benefit pension and/or other postretirement benefit plans present the cost of the benefits in the income statement. (Effective for fiscal year ending December 31, 2018).

•	ASU 2017-04, Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the accounting for goodwill impairment by requiring impairment charges to be based on the first step in today’s two-step impairment test under Accounting Standards Codification (ASC) 350. Therefore, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. (Effective for fiscal year ending December 31, 2021).

•	ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities. ASU 2017-08 amends the amortization period for certain purchased callable debt securities held at a premium. (Effective for fiscal year ending December 31, 2019).

Accounting standards recently adopted

The following accounting standards have been adopted by the Company during the period ended July 1, 2017. Unless otherwise indicated, the adoption of these standards had no impact on the Condensed Combined Financial Statements.

•	ASU 2016-05, Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships, which clarifies that a change in one of the parties to a derivative contract (through novation) that is part of a hedge accounting relationship does not, by itself, require de-designation of that relationship, as long as all other hedge accounting criteria continue to be met.

•	ASU 2016-06, Contingent Put and Call Options in Debt Instruments, which clarifies that determining whether the economic characteristics of a put or call are clearly and closely related to its debt host requires only an assessment of the four-step decision sequence outlined in FASB ASC paragraph 815-15-25-24.

•	ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting, which eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting.

•	ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies various aspects related to the accounting and presentation of share-based payments.

•	ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control, which requires a single decision maker or service provider, in evaluating whether it is the primary beneficiary, to consider on a proportionate basis indirect interests held through related parties under common control.

ALLIED BUILDING PRODUCTS CORP. AND RELATED COMPANIES

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3	Recently issued Accounting Standards – continued

Accounting standards recently adopted – continued

•	The Company retrospectively adopted ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, during fiscal year ended December 31, 2016. The standard requires that all deferred taxes are presented as non-current in a classified statement of financial position. The Company elected for early adoption of ASU 2015-17 on a retrospective basis. The effect of this is that deferred tax liabilities, net, of $13.8 million, $13.4 million and $12.6 million have been classified as non-current liabilities as of July 1, 2017, December 31, 2016 and July 2, 2016 respectively.

4	Prepaid and Other Assets

The following table summarizes the significant components of prepaid expenses and other assets (in thousands):

	July 1, 2017	December 31, 2016	July 2, 2016
Vendor rebates	$46,579	$55,395	$51,864
Prepayments	8,526	14,256	8,101
Other	5,257	6,013	4,746

	$60,362	$75,664	$64,711

Due within 1 year	$58,093	$73,616	$62,641
Due greater than 1 year	2,269	2,048	2,070

	$60,362	$75,664	$64,711

5	Property and Equipment

	July 1, 2017	December 31, 2016	July 2, 2016
Property and equipment consist of the following (in thousands):

Land and buildings	$69,566	$67,486	$66,560
Equipment	230,696	221,773	219,765
Construction in progress	7,108	7,261	5,608

	307,370	296,520	291,933
Less accumulated depreciation	(191,010)	(185,721)	(179,338)

	$116,360	$110,799	$112,595

Depreciation expense for the six months ended July 1, 2017 and July 2, 2016 was $12.1 million and    $11.7 million respectively.

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6	Goodwill and Intangible Assets

	July 1, 2017	December 31, 2016	July 2, 2016
Goodwill:
The carrying value of goodwill is (in thousands):	$433,094	$433,094	$433,094

There have been no impairment losses recorded.

	July 1, 2017	December 31, 2016	July 2, 2016
Intangible assets:
Amortizable intangible assets:
Marketing-related	$2,100	$2,100	$2,100
Customer-related	139,300	139,300	139,300
Contract-based	1,483	1,483	1,483

	142,883	142,883	142,883
Less accumulated amortization	(130,601)	(126,741)	(122,030)

	$12,282	$16,142	$20,853

Amortization expense for the six months ended July 1, 2017 and July 2, 2016 was $3.9 million and $5.7 million respectively.

7	Equity

Authorized (at July 1, 2017, December 31, 2016 and July 2, 2016)

Common shares:

Class A – Voting

1,400 Equity Shares – No Par Value

Class B – Non Voting

12,600 Equity Shares – No Par Value

Preferred shares:

6,300 Preferred Shares – $714.286 US$ each

There are two types of shares, Ordinary and Preferred. Ordinary shares consist of Class A and Class B shares, of which only the Class A shares have voting rights. The Class B shares have no voting rights. The preferred shares are subject to a 12% discretionary non-cumulative dividend preference out of surplus annually and are also preferred (at par) as to rights upon liquidation, dissolution or winding up of the company. They have no voting rights.

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8	Income Taxes

Taxable income of the Company is included in the consolidated US federal income tax return of Oldcastle, Inc. Oldcastle, Inc. has allocated income taxes to the Company on a basis that considers the permanent and temporary differences related to the Company’s operations computed on a “separate return” basis.

The following table is a reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate for the periods presented (in thousands):

	Six Months Ended
	July 1, 2017	July 2, 2016
Income taxes at the US federal statutory rate of 35%	$17,505	$14,071
State income taxes, net of federal tax benefit	2,227	1,730
Other, net	212	28

Income tax expense	$19,944	$15,829

The effective income tax rate for the six months ended July 1, 2017, was 39.9%, compared to an effective tax rate of 39.4% for the same period in the prior year and an effective tax rate of 39.4% for the fiscal year ended December 31, 2016. Based upon on our current projected pre-tax income, our estimated annual income tax rate for the fiscal year ending December 30, 2017, is expected to be approximately 39.9%, excluding any discrete items.

9	Other Current Liabilities

The following table summarizes the significant components of accrued expenses and other current liabilities (in thousands):

	July 1, 2017	December 31, 2016	July 2, 2016
Payroll obligations	$18,446	$25,752	$19,164
Other	69,331	61,353	63,435

	$87,777	$87,105	$82,599

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10	Related Party Transactions

		For Six Months Ended
	Counterparty	July 1, 2017	July 2, 2016
Recorded in the Condensed Combined Statement of Operations (in thousands):
Allocation of central corporate costs (recorded in other costs)	CRH plc, Oldcastle, Inc.	$500	$500
Stock-based compensation recharges (recorded in payroll costs)	CRH plc	1,587	1,480
Interest expense	Oldcastle, Inc.	1,655	4,628
Current income tax expense	Oldcastle, Inc.	19,523	15,496

		$23,265	$22,104

	Counterparty	July 1, 2017	December 31, 2016	July 2, 2016
Recorded in the Condensed Combined Balance Sheet (in thousands):
Amounts due from related parties	CRH plc, Oldcastle, Inc.	$—	$4,387	$—

Indebtedness to related parties	CRH plc, Oldcastle, Inc.	$99,364	$82,475	$236,159

Net indebtedness to related parties	CRH plc, Oldcastle, Inc.	$99,364	$78,088	$236,159

Included in equity:
Income tax	Oldcastle Inc.	$141,335	$121,812	$85,912

The Company has a number of lease arrangements in place with related parties of the Company, which have been entered into in the ordinary course of business, and payments relating to them amounted to $2.9 million in the six months ended July 1, 2017 and $2.8 million in the six months ended July 2, 2016.

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11	Commitments and Contingencies

Laws and regulations

The Company is subject to loss contingencies pursuant to various federal, state and local environmental laws and regulations; however, the Company is not aware of any reasonably possible losses that would have a material impact on its results of operations, financial position, or liquidity. Potential loss contingencies include possible obligations to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical or other substances by the Company or by other parties. In connection with its acquisitions, the Company’s practice is to request indemnification for any and all known material liabilities of significance as of the respective dates of acquisition. The Company has historically not been exposed to environmental liabilities due to the nature of its business.

Litigation

The Company is subject to litigation from time to time in the ordinary course of business; however the Company does not expect the results, if any, to have a material adverse impact on its results of operations, financial position or liquidity.

12	Subsequent Events

The Company has evaluated whether any additional subsequent events have occurred that would require disclosure or recognition in the accompanying Condensed Combined Financial Statements and concluded that no additional disclosure or recognition is necessary. The evaluation was performed through August 14, 2017, the date the Condensed Combined Financial Statements were available to be issued.